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                                                                     Exhibit 4-Q


                               TRUSERV CORPORATION

                                  $105,000,000

               AMENDED AND RESTATED SENIOR SECURED NOTES DUE 2008



                                   ----------

                                AMENDMENT TO THE

                  AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

                           DATED AS OF APRIL 11, 2002



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TRUSERV CORPORATION
8600 West Bryn Mawr
Avenue Chicago, Illinois 60631


                                                                  April 11, 2002


To Each of the Purchasers
Listed in the Attached Schedule 1
(each, a "PURCHASER")

Ladies and Gentlemen:

         Re: AMENDMENT TO THE AMENDED AND RESTATED NOTE PURCHASE AGREEMENTS (the "APRIL 2002 MODIFICATION")

         The undersigned, TruServ Corporation, a Delaware corporation formerly known as Cotter & Company (herein called the "COMPANY"), hereby agrees and acknowledges that:

         A. The Company and each of you are parties (the "PURCHASERS") to separate Note Purchase Agreement each dated as of September 10, 1998, as each were amended by Amendment No. 1 to Note Purchase Agreements dated as of April 1, 1999 and as each were further amended and restated by the Amended and Restated Note Purchase Agreements each dated as of April 14, 2000 (collectively, the "ORIGINAL NPAS" and individually each an "ORIGINAL NPA").

         B. Pursuant to the Original NPAs, the Company issued and sold to each of you $105,000,000 aggregate principal amount of its 6.85% Senior Notes due 2008 (the "NOTES").

         C. Each of you and the Company desire to amend the Original NPAs as hereinafter set forth (the Original NPAs as amended by this April 2002 Modification is referred to herein collectively as the "NPAS" and individually as an "NPA"). Reference is made to the Original NPA for definitions of capitalized terms used herein and not otherwise defined herein.

         Pursuant to the request of the Company and in accordance with the provisions of Section 15 of the Original NPAs, the parties hereto consent to the amendment of the Original NPAs and agree as follows:

         SECTION 1. Amendment. From and after the date this April 2002 Modification becomes effective in accordance with its terms, each Original NPA shall be amended as follows:

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         1.01 Amendment to Exhibit G. Exhibit G--the Intercreditor Agreement to
the Original NPA is deleted in its entirety and replaced with Exhibit G--the Intercreditor Agreement attached to this April 2002 Modification.

         1.02 Amendment to Paragraph 5A. Paragraph 5A Financial Statements is amended to: (a) amend and restate clauses (i), (ii) and (iii) as follows:

                  (i) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report (x) shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

                  (ii) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; and

                  (iii) as soon as available, but not later than 30 days after the end of each fiscal month (or 60 days after the end of December of each year), a copy of the financial report delivered to the Board of Directors of the Company (or, if no such report is delivered to the Board of Directors of the Company for any month, a copy of a substantially similar financial report for such month), including unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

(b) delete the "and" at the end of clause (xi) and replace the "." at the end of clause (xii) with the word "and"; and


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(c) to insert at the end of clause (xii) ";" and the following provisions:

                  (xiii) as soon as available, but not later than 15 days after delivery of the financial report under clause (iii) above, and at the Company's expense, a report from Zolfo Cooper or other financial consultants acceptable to the Required Holder(s) on the performance of the Company as set forth in such financial report as against the Business Plan; and

                  (xiv) concurrently with the delivery of the financial statements referred to in Section 5A(i) for the year ended December 31, 2002 and each year thereafter, to the extent not prohibited by applicable accounting guidelines, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or Unmatured Event of Default, except as specified in such certificate.

         1.03 Amendment to Paragraph 5K. Paragraph 5K Further Assurances is amended by deleting such paragraph and replacing it with the following:

                  5K. FURTHER ASSURANCES. The Company shall (a) cause all Subsidiaries to guarantee the obligations of the Company hereunder pursuant to the Guaranty (and in furtherance of the foregoing, immediately upon the creation or acquisition of any Subsidiary, cause such Subsidiary to execute and deliver a counterpart of the Guaranty, together with such other documents, including resolutions and opinions of counsel, as the Required Holder(s) may reasonably request), provided, however, that (i) none of TruServ Specialty Company LLC nor any Inactive Subsidiary or Foreign Subsidiary shall have an obligation to execute a counterpart of the Guaranty; and (ii) if Advocate Services, Inc., Servistar Paint Company, or the Canadian Subsidiary shall still be in existence on the 180th day following the Amendment Effective Date, then each such entity still in existence shall execute and deliver a counterpart of the Guaranty on such day; and (b) take, and cause each of Guarantors to take, such actions as are necessary or as the Required Holder(s) may reasonably request from time to time (including the execution and delivery of security agreements, pledge agreements, financing statements, mortgages, deeds of trust and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained solely by possession, the notation of the Collateral Agent's Liens on certificates of title for vehicles and the delivery of opinions of counsel) to ensure that the obligations of the Company and each Guarantor hereunder and under the Guaranty, as applicable, are secured by perfected security interests in substantially all of the personal property of each such entity, and provided further that neither the Company nor any Guarantor shall be required to pledge more than 65% of the stock of any Foreign Subsidiary.

         1.04 Amendment to Paragraph 5G. Paragraph 5G Payment of Taxes and Claims is amended by deleting the proviso in such paragraph and replacing it with the following:


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         provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the non-payment of such tax or assessment or claims (a) could not be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as whole and (b) does not result in the creation of any Lien other than Liens permitted by paragraph 6A(1).

         1.05 Amendment to Paragraph 5H. Paragraph 5H Corporate Existence, etc. is amended to insert at the end of the last sentence "or any Canadian Subsidiary".

         1.06 Addition of Paragraph 5M, 5N, 5O and 5P. Paragraph 5 is amended by adding the following paragraphs 5M, 5N, 5O and 5P after paragraph 5L:

                  5M. ANNIVERSARY FEE. The Company shall pay ratably to each Purchaser a fee calculated on the then unpaid balance of the aggregate principal amount of the Notes held by such Purchaser of (a) 0.50% on the earlier of (x) the first anniversary of the Amendment Effective Date and (y) the Termination Date and (b) if the Termination Date has not occurred prior to the first anniversary of the Amendment Effective Date, 0.25% on the earlier of (x) the second anniversary of the Amendment Effective Date and (y) the Termination Date.

                  5N. SUPPLEMENTAL FUNDING FEE. The Company shall pay ratably to each Purchaser a quarterly supplemental funding fee from February 28, 2002 until the Termination Date on the average unpaid balance of the aggregate principal amount of the Notes held by such Purchaser during each quarter at the rate equal to the Supplemental Funding Fee Rate. Such supplemental funding fee shall be computed on the basis of the actual days elapsed over a 360-day year for each respective preceding three month period ending on the last day of March, June, September and December, and shall be payable on the first Business Day of each April, July, October and January; provided that the first supplemental funding fee shall accrue from February 28, 2002 through March 31, 2002 and be payable on the Amendment Effective Date and the second supplemental funding fee shall accrue from April 1, 2002 through June 30, 2002 and be payable on July 1, 2002.

                  5O. CERTAIN PAYMENTS.

                  5O(1). EXCESS CASH FLOW. The Company shall pay ratably to each Purchaser, within 90 days after the end of each fiscal year of the Company in an amount equal to the Excess Cash Flow of the Company for such prior fiscal year, commencing with the fiscal year ended for 2002, together with interest on such principal amount so paid accrued to the payment date plus the Make-Whole Amount determined for the payment date with respect to such paid principal


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         amount; provided, that for so long as the Intercreditor Agreement is in effect, the Notes shall be subject to mandatory pro rata payment within 90 days after the end of each fiscal year of the Company in an amount equal to that portion of Excess Cash Proceeds (as defined in the Intercreditor Agreement) for such prior fiscal year to which the Purchasers are entitled to under the Intercreditor Agreement; provided, further, that for so long as the Intercreditor Agreement is in effect, the Make-Whole Amount shall be based upon the principal amount paid as required under the Intercreditor Agreement (as opposed to the amount that would have been required to be paid had the Intercreditor
         Agreement not been in effect).

                  5O(2). PROCEEDS RECAPTURE. The Company shall pay ratably to each Purchaser payments from (i) all cash proceeds received in connection with the Lumber Note, (ii) all Net Disposition Proceeds and Net Debt Proceeds, and (iii) without duplication of mandatory payments made pursuant to paragraph 5O(1) or other payments made pursuant to paragraph 5O(2), Interim Proceeds and Final Proceeds, each as defined in the Intercreditor Agreement; in each case of clauses (i) through
         (iii), together with interest on such principal amount so paid accrued to the payment date plus the Make-Whole Amount determined for the payment date with respect to such paid principal amount; provided, that for so long as the Intercreditor Agreement is in effect, the Notes shall be subject to mandatory pro rata payment in an amount equal to that portion of the amounts in clauses (i) through (iii) above to which the Purchasers are entitled to under the Intercreditor Agreement; provided, further, that so long as the Intercreditor Agreement is in effect, the Make-Whole Amount shall be based upon the principal amount paid as required under the Intercreditor Agreement (as opposed to the amount that would have been required to be paid had the Intercreditor Agreement not been in effect).

                  5O(3). INTERCREDITOR DISTRIBUTIONS. For so long as the Intercreditor Agreement is in effect, amounts required to be paid under this paragraph 5O shall be paid (subject to the true-up provisions set forth therein), shared and distributed in accordance with the Intercreditor Agreement and, to the extent provided for in the Intercreditor Agreement, the Company's obligation to pay any Make-Whole Amount may be paid prior to the Final True-Up Date (as defined in the Intercreditor Agreement) by the issuance of Make-Whole Original Notes and Make-Whole Delta Notes (each as defined in the Intercreditor Agreement). Upon the termination of the Intercreditor Agreement, payments shall be made pro rata to the Purchasers hereunder and all Net Disposition Proceeds, Net Debt Proceeds and notes received in connection with any Asset Sales shall be delivered to the Purchasers.

                  5O(4). APPLICATION OF PROCEEDS. Under this paragraph 5O, such mandatory pro rata payments shall be applied, except to the extent that such payments are otherwise required to be applied under the Intercreditor Agreement, as follows: first, to the Make-Whole Amount determined for the payment date with respect to such principal amount; second, to interest on the principal amount so prepaid accrued to the payment date; and third, to the principal amount so prepaid.

                  5O(5). ALLOCATION OF PARTIAL PAYMENTS. In the case of each partial payment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for payment.

                  5O(6). MATURITY; SURRENDER, ETC. In the case of each payment of Notes pursuant to this paragraph 5O, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such payment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be reissued in lieu of any prepaid principal amount of any Note.

                  5O(7). MAKE-WHOLE AMOUNT. For purposes of this paragraph 5O, the term "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount under this paragraph 5O, the following terms have the following meanings:

                  "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 5O or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                  "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

                  "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 11:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on page "USD" of the


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         Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or
         (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

                  "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                  "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date (it being understood and agreed that the interest rate on the Notes, for purposes of this calculation, shall be the interest rate that applies to the Notes on the third Business Day immediately preceding such Settlement Date), provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 5O or paragraph 7A.

                  "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 5O or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.


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         5P. INTEREST FEE. The Company shall pay ratably to each Purchaser a quarterly interest fee during each quarter at the rate per annum equal to the Applicable Interest Rate on (a) the unpaid balance of the aggregate principal amount of the Notes held by such Purchaser, and (b) to the extent permitted by law, on (i) any overdue payment (whether by acceleration or otherwise and including any overdue prepayment) of principal, (ii) any overdue payment of interest and (iii) any overdue payment of any Make-Whole Amount due under paragraph 4. Such interest fee shall be computed on the basis of the actual days elapsed over a 360-day year of twelve 30-day months, and shall be payable on the last Business Day of each calendar quarter, commencing with the last Business Day of June 2002. Such interest fee shall be applied as follows: first, to the accrued interest on the unpaid balance of the aggregate principal amount of the Notes held by the applicable Purchaser; second, to any overdue payment of principal; third, to any overdue payment of interest; fourth, to any overdue payment of any Make-Whole Amount due under paragraph 4.

         1.07 Amendment to Paragraph 6A(1). Paragraph 6A(1) Liens is amended to amend and restate clause (ix) as provided below and insert after clause (x) (which shall not be amended hereby but shall continue to read as provided below) clauses (xi), (xii), (xiii), (xiv), (xv) and (xvi) as provided below:

                  (ix) other Liens (including Liens arising under Capitalized Lease Obligations), in addition to the Liens permitted by clauses (i) through (viii) above and clauses (x) through (xvi) below, securing Indebtedness of the Company or any Subsidiary (other than Indebtedness that constitutes Subordinated Debt); provided, however, that (i) such Indebtedness is permitted by the provisions of Section 6A(2), (ii) the aggregate outstanding principal amount of all such Indebtedness (other than Indebtedness listed on Schedule 6A(1)(ix)) does not at any time exceed $25,000,000 and (iii) no Default or Event of Default shall exist or result therefrom;

                  (x) Liens in favor of the Collateral Agent, provided that the Intercreditor Agreement shall be in full force and effect;

                  (xi) any interest or title of a lessor in property subject to any lease other than (i) subject to clause (vii) above, a Capitalized Lease Obligation, (ii) a lease entered into as part of a sale and leaseback transaction or (iii) except as permitted by clause (xv) below, a Synthetic Lease;

                  (xii) any interest of a lessee or a sublessee in property owned or leased by the Company or any Subsidiary;

                  (xiii) any escrow, holdback or similar arrangement in connection with any sale, lease, transfer or other disposition of any asset not prohibited hereunder (including any sale of the Paint Business);

                  (xiv) Liens in respect of mortgages on properties listed on
         Schedule 6A(1)(xiv) (the "Specified Facilities");


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                  (xv) Liens in effect on the Amendment Effective Date listed on
         Schedule 6A(1)(xv); and

                  (xvi) Liens in favor of the Collateral Agent on cash collateral not to exceed $4,000,000 in the aggregate for the Cash Management Bank (as such term is defined in the Intercreditor Agreement) and other cash management services provided with respect thereto (including, without limitation, the services provided by Fleet National Bank) and Liens in favor of the Collateral Agent on cash collateral not to exceed $30,000,000 in the aggregate for letters of credit issued and outstanding on behalf of the Company by the Collateral Agent.

         1.08 Amendment to Paragraph 6A(2). Paragraph 6A(2) Debt is amended and restated in its entirety to read as follows:

                  6A(2). DEBT. The Company will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Debt, except:

                         (i)   Senior Funded Debt,

                         (ii)  Subordinated Debt,

                         (iii) Debt under the Guaranty, and

                         (iv)  Short Term Debt of the Company.

         1.09 Amendment to Paragraph 6A(3)(i). Paragraph 6A(3)(i) Sale of Assets is amended by (a) adding the phrase "or paid to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement" at the end of clause
(i); and (b) adding the following sentence to the end of paragraph 6A(3)(i):

         Notwithstanding the foregoing, an Asset Sale shall not include (i) the sale, lease, assignment, transfer or other disposition of value (each a "DISPOSITION") of inventory in the ordinary course of business, (ii) the Disposition of inventory or receivables to a Guarantor or to the Company, (iii) leases or subleases entered into in the ordinary course of business, (iv) the licensing of intellectual property by the Company or any Subsidiary in the ordinary course of business (so long as such licensing does not prevent the Company or such Subsidiary from using intellectual property material to the business of the Company or such Subsidiary) or (v) the Disposition of other assets having a value not exceeding $250,000 in the aggregate in any fiscal year.

         1.10 Amendment to Paragraph 6B. Paragraph 6B Restricted Investments is amended to insert in clause (f) the word "Amendment" between the words "the" and "Effective" and to delete the word "and" after clause (g) and the "." after clause (h) and insert after clause (h) ";" as well as the following provisions:

                  (i) enter into escrow, seller note, holdback or similar arrangements in connection with any sale, lease, transfer or other disposition of any asset not prohibited hereunder (including any sale of the Paint Business); and

                  (ii) maintain investment accounts for the cash collateral held in connection with its cash management services and in support of its outstanding letters of credit.

         1.11 Amendment to Paragraph 6C. Paragraph 6C Restricted Payments is amended and restated in its entirety to read as follows:

                  (a) The Company will not, and will not permit any Subsidiary to, pay or declare cash dividends or cash patronage dividends or dividends on any class of its stock (other than dividends in kind) or redeem, purchase or otherwise acquire, or make any redemptions, purchase, or other acquisition of any of its stock or apply miscellaneous deductions in lieu of patronage dividends, or make or permit any Subsidiary to make any Restricted Investment (each a "RESTRICTED PAYMENT") except that the Company or any Subsidiary may pay cash patronage source dividends to members up to the minimum percentage of patronage source income required to be paid pursuant to the applicable regulations of the Internal Revenue Service for cooperatives; provided that if Adjusted EBITDA for the fiscal year most recently ended is at least equal to the amount set forth on Schedule 6C for such fiscal year, the Company may pay cash patronage source dividends in an amount not to exceed 30% of the patronage source income attributable to patronage source income other than income resulting from gains on Asset Sales plus 20% of patronage source income resulting from gains on Asset Sales; provided, however, none of the foregoing dividends based on Adjusted EBITDA shall be paid unless on a pro forma basis the Company can demonstrate it has sufficient liquidity to meet its obligations for the six months following such proposed payments.

                  (b) The Company may not redeem or purchase any shares of stock except for Hardship Case Payments.

         1.12 Amendment to Paragraph 6D. Paragraph 6D Compliance with ERISA is amended by inserting the phrase "(other than a Multiemployer Plan)" after the words "terminate or withdraw from any Plan" appearing therein.

         1.13 Amendment to Paragraph 6E. Paragraph 6E No Change in Subordination Terms, No Optional Prepayments etc. is amended by (a) adding the words "except to the extent of Hardship Case Payments" to the end of clause (b) therein; (b) deleting the words "that do not trigger a reduction in any commitments of the lenders thereunder"; (c) and adding the words "Synthetic Lease Obligations, Shelf Notes and the" immediately prior to the words "Senior Note Obligations" in clause (ii) in the second sentence thereof; and (d) deleting the words "pursuant to the terms hereof" at the end of clause (ii); and (f) adding a final sentence thereto as follows:

         All such optional and voluntary prepayments shall be made in accordance with the terms of the Intercreditor Agreement, and in the absence thereof, in conformance with all the other terms hereof.

         1.14 Amendment to Paragraph 6F. Paragraph 6F Nature of the Business. is amended and restated in its entirety to read as follows:

                  6F. NATURE OF BUSINESS. The Company will not and will not permit any Subsidiary to engage in the business of underwriting risks for insurance purposes, or in any other aspect of insurance related business other than in the ordinary course of business in accordance with its practices as of the Amendment Effective Date; or purchase and sell real estate (other than on an agency basis) for purposes other than those relating directly to its principal business except for (i) purchases and sales of store locations in the ordinary course of business which in the aggregate for the Company and its Subsidiaries taken as a whole do not exceed $10,000,000 during any rolling consecutive five year period and (ii) sales of the Specified Facilities.

         1.15 Amendment to Paragraph 6G. Paragraph 6G Ratio of Asset Base to Debt is amended and restated in its entirety to read as follows:

              6G. [INTENTIONALLY OMITTED.].

         1.16 Amendment to Paragraph 6H. Paragraph 6H Fixed Charge Coverage Ratio is amended and restated in its entirety to read as follows:

                  6H. FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below to be less than the applicable ratio set forth below for such period:

                      Fiscal Period(s) ending on or about                     Ratio
                 ------------------------------------------                 ----------
                 quarter ending March 2002                                   0.80:1.0
                 two quarters ending June 2002                               0.90:1.0
                 three quarters ending September 2002                        0.90:1.0
                 four quarters ending December 2002                          0.70:1.0
                 four quarters ending March 2003                             0.70:1.0
                 four quarters ending June 2003                              0.70:1.0
                 four quarters ending September 2003                         0.60:1.0
                 four quarters ending December 2003                          0.75:1.0
                 four quarters ending March 2004                             0.70:1.0
                 four quarters ending June 2004                              0.65:1.0
                 each four quarter period thereafter                         0.65:1.0


         1.17 Amendment to Paragraph 6I. Paragraph 6I Minimum EBITDA is amended and restated in its entirety to read as follows:

                  6I. MINIMUM ADJUSTED EBITDA. The Company shall not permit Adjusted EBITDA as of the end of any fiscal period set forth below to be less than the respective amount set forth below:

                           Fiscal Period(s) ending on or about  Amount
                           -----------------------------------  ------
                           three months ended 3/31/02           $ 20,000,000
                           four months ended 4/30/02            $ 25,000,000
                           five months ended 5/31/02            $ 35,000,000
                           six months ended 6/30/02             $ 50,000,000
                           seven months ended 7/31/02           $ 60,000,000
                           eight months ended 8/31/02           $ 65,000,000
                           nine months ended 9/30/02            $ 80,000,000
                           ten months ended 10/31/02            $ 90,000,000
                           eleven months ended 11/30/02         $ 95,000,000
                           twelve months ended 12/31/02         $100,000,000
                           twelve months ended 1/31/03          $100,000,000
                           twelve months ended 2/28/03          $100,000,000
                           twelve months ended 3/31/03          $100,000,000
                           twelve months ended 4/30/03          $ 95,000,000
                           twelve months ended 5/31/03          $ 95,000,000
                           twelve months ended 6/30/03          $ 95,000,000
                           twelve months ended 7/31/03          $ 90,000,000
                           twelve months ended 8/31/03          $ 90,000,000
                           twelve months ended 9/30/03          $ 80,000,000
                           twelve months ended 10/31/03         $ 80,000,000
                           twelve months ended 11/30/03         $ 80,000,000
                           twelve months ended 12/31/03         $ 80,000,000
                           twelve months ended 1/31/04          $ 75,000,000
                           twelve months ended 2/29/04          $ 75,000,000
                           twelve months ended 3/31/04          $ 70,000,000
                           twelve months ended 4/30/04          $ 70,000,000
                           twelve months ended 5/31/04          $ 65,000,000
                           twelve months ended 6/30/04          $ 60,000,000
                           and the twelve month period          $ 60,000,000
                                    ended on the last day
                                    of each month thereafter

         1.18 Amendment to Paragraph 6K. Paragraph 6K is amended and restated to read as follows:

                  6K. AMENDMENTS TO FINANCING AGREEMENTS. The Company covenants that, without the consent of the Required Holders, it will not, and will not permit any Subsidiary to, amend, modify, supplement, or restate, any Financing Agreement; provided, however, that notwithstanding the foregoing, the Company covenants that, without the consent of the holder or holders of 95% of the aggregate principal amount of the Notes from time to time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates), it will not, and will not permit any Subsidiary to, amend, modify, supplement, or restate the BA Credit Agreements to extend the maturity date of the credit facilities thereunder beyond September 28, 2004. The Company will not deliver any certificate to the Collateral Agent pursuant to Section 3(f) of the Intercreditor Agreement unless it shall have furnished a copy thereof to each holder of Notes at least ten days prior to the date that it proposes to deliver such certificate to the Collateral Agent. The Company will not, and will not permit, any Subsidiary to, request to reduce its commitment under the BA Credit Agreements to less than $100,000,000.

         1.19 Addition of Paragraphs 6L, 6M, 6N, 6O, 6P, 6Q, 6R and 6S. Paragraph 6 is amended by adding the following paragraphs 6L, 6M, 6N, 6O, 6P, 6Q, 6R and 6S immediately after paragraph 6K:

                  6L. MINIMUM GROSS SALES. The Company shall not permit the Gross Sales as of the end of any fiscal period set forth below to be less than the applicable amount set forth below:

                        Fiscal Period(s) ending on or about      Amount
                        -----------------------------------      ------
                           three months ended 3/31/02         $460,000,000
                           four months ended 4/30/02          $625,000,000
                           five months ended 5/31/02          $805,000,000
                           six months ended 6/30/02           $990,000,000
                           seven months ended 7/31/02         $1,200,000,000
                           eight months ended 8/31/02         $1,340,000,000
                           nine months ended 9/30/02          $1,520,000,000
                           ten months ended 10/31/02          $1,670,000,000
                           eleven months ended 11/30/02       $1,815,000,000
                           twelve months ended 12/31/02       $1,975,000,000
                           twelve months ended 1/31/03        $1,965,000,000
                           twelve months ended 2/28/03        $1,955,000,000
                           twelve months ended 3/31/03        $1,945,000,000
                           twelve months ended 4/30/03        $1,930,000,000
                           twelve months ended 5/31/03        $1,920,000,000
                           twelve months ended 6/30/03        $1,910,000,000
                           twelve months ended 7/31/03        $1,900,000,000
                           twelve months ended 8/31/03        $1,890,000,000
                           twelve months ended 9/30/03        $1,875,000,000
                           twelve months ended 10/31/03       $1,870,000,000
                           twelve months ended 11/30/03       $1,865,000,000
                           twelve months ended 12/31/03       $1,860,000,000
                           twelve months ended 1/31/04        $1,850,000,000
                           twelve months ended 2/29/04        $1,840,000,000
                           twelve months ended 3/31/04        $1,830,000,000
                           twelve months ended 4/30/04        $1,820,000,000
                           twelve months ended 5/31/04        $1,805,000,000
                           twelve months ended 6/30/04        $1,795,000,000
                           and the twelve month period        $1,700,000,000
                                    ended on the last day
                                    of each month thereafter

                  6M. MINIMUM INTEREST COVERAGE RATIO. The Company shall not permit the Interest Coverage Ratio as of the end of any fiscal period set forth below to be less than the applicable ratio set forth below:

                                      Fiscal Period(s)                                Ratio
                          ------------------------------------------                ----------
                          quarter ending March 2002                                  1.20:1.0
                          two quarters ending June 2002                              1.50:1.0
                          three quarters ending September 2002                       1.70:1.0
                          four quarters ending December 2002                         1.70:1.0
                          four quarters ending March 2003                            1.70:1.0
                          four quarters ending June 2003                             1.75:1.0
                          four quarters ending September 2003                        1.65:1.0
                          four quarters ending December 2003                         1.70:1.0
                          four quarters ending March 2004                            1.65:1.0
                          four quarters ending June 2004                             1.50:1.0
                          and the four quarter period ended on
                          the last day of each month thereafter                      1.50:1.0

                  6N. MAXIMUM CAPITAL EXPENDITURES. The Company will not permit Capital Expenditures to be greater than the following amounts in the following fiscal periods of the Company:

                  First day of applicable fiscal year through fiscal          Cumulative Amount
                  ---------------------------------------------------         -----------------
                  quarter ending on or about
                  --------------------------
                  March 31, 2002                                                     $6,400,000
                  June 30, 2002                                                     $11,200,000
                  September 30, 2002                                                $13,600,000
                  December 31, 2002                                                 $16,000,000
                  March 31, 2003                                                     $6,400,000
                  June 30, 2003                                                     $11,200,000
                  December 31, 2003                                                 $16,000,000
                  March 31, 2004                                                     $6,400,000
                  June 30, 2004                                                     $11,200,000
                  Thereafter per fiscal year                                        $16,000,000

                  6O. ADJUSTMENTS TO FINANCIAL COVENANTS. The financial covenants contained herein may be adjusted upon the mutual agreement of the Company and the Purchasers to reflect (1) an acceleration of the sale of the Paint Business if the closing of such sale occurs prior to June 30, 2003 as contemplated in the Business Plan; and (2) Asset Sales not currently contemplated in the Business Plan, including, but not limited to sale-lease back transactions; provided, however, that if the parties cannot reach agreement within sixty days of the commencement of their negotiations, such covenant shall remain unchanged.

                  6P. SUBORDINATED NOTES. The Company will discontinue the Variable Denomination Subordinated Floating Rate Demand Notes program on or before July 31, 2002, and no new TIP Notes will be issued after the date hereof without the approval of the Required Holders.

                  6Q. CHIEF EXECUTIVE OFFICER. Any appointment by the Company of a chief executive officer will be subject to the consent of the Required Holders.

                  6R. SALE OF HAGERSTOWN FACILITY. The Hagerstown Facility shall not be sold unless (a) the requisite Synthetic Lease Lenders (as defined in the Intercreditor Agreement) approve such sale in writing and (b) the Net Disposition Proceeds of such sale are applied to reduce the balance of the Synthetic Lease Obligations (as defined in the Intercreditor Agreement to the extent permitted by the Intercreditor Agreement).

                  6S. ASSETS SALES PROHIBITION. Notwithstanding paragraph 6A(3)(i), the Company shall not sell, lease or transfer or otherwise dispose of any assets of the Company or any Subsidiary other than in the ordinary course of business without the consent of the Required Holders; provided that the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of assets (a) to the extent that such sale, lease, transfer or disposition relates to a Designated Permitted Asset Sale as set forth on Schedule 6S, (b) in connection with the sale and leaseback of distribution centers owned by the Company or any Subsidiary, (c) in connection with the dissolution of any Inactive Subsidiary, and (d) outside the ordinary course of business so long as (1) the aggregate amount of all assets sold, leased, transferred or otherwise disposed of outside the ordinary course of business for the thirty-six months preceding such proposed sale added together, without duplication, with (x) any shares of stock or Debt of any Subsidiary sold or otherwise disposed of, or with respect to which the Company or any Subsidiary has parted control of, except to the Company or another Subsidiary, during such period and (y) any assets then proposed to be sold outside of the ordinary course of business, do not constitute more than 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A and (2) any such sale of assets is not in excess of $2,500,000 per sale; and, provided, further, that, in the case of (a) through (d) above, all such assets have been sold, leased, transferred or otherwise disposed of for fair market value and the Net Disposition Proceeds paid, and all notes received in respect thereto delivered, to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement and as set forth in paragraph 5O(4).

         1.20 Amendment to Paragraph 7A. Paragraph 7A Acceleration is amended by: (a) adding the parenthetical phrase "(other than an Inactive Subsidiary or a Canadian Subsidiary)" after the word "Subsidiary" in clause (vii) therein; (b) adding the phrase "or a Canadian Subsidiary" after the phrase "other than an Inactive Subsidiary" in clauses (viii), (ix) and (x) therein; (c) replacing clause (xix) therein with the following clause:

                  (xix) the Company shall, on any date, not have in effect the BA Credit Agreements providing for a revolving loan facility to the Company with a commitment in the amount of at least $200,000,000 as such amount may be reduced by the application of Interim Proceeds as provided in the Intercreditor Agreement and as such amount may be voluntarily reduced by the Company in accordance with the BA Credit Agreements so long as voluntary reductions of the revolving loan facility do not exceed $50,000,000 in the aggregate; or

(d) adding the following new clauses:

                  (xxi) on June 30, 2003 (1) the aggregate outstanding principal balance (exclusive of any Make-Whole Obligations) of the Shelf Notes, the Senior Notes, the Hagerstown Note and the BA Credit Agreement is more than $270,000,000 and (2) the aggregate outstanding principal balance (exclusive of any Make-Whole Obligations) of the Shelf Notes, the Senior Notes, and the Hagerstown Note plus the aggregate amount of all the commitments under the BA Credit Agreement (less $30,000,000 which amount represents the "Unusable Amount" under the BA Credit Agreement for such date) exceeds $320,000,000; or;

                  (xxii) the Company or a Subsidiary shall make any principal payment of any Subordinated Debt other than, so long as no Default or Event of Default exists or would be created thereby and the Company has met or exceeded its Minimum Adjusted EBITDA covenant set forth in paragraph 6I as of the most recent fiscal period for which such covenant is applicable, (x) up to an aggregate of $2,800,000 in principal amounts of variable denomination floating rate subordinated notes after the Amendment Effective Date, (y) up to an aggregate of $24,000,000 in principal amounts due in fiscal 2002, and (z) up to an aggregate of $14,000,000 in principal amounts due in fiscal 2003; or

                  (xxiii) the Company fails to cause the appointment to its Board of Directors of: (1) at least two independent outside directors by May 31, 2002, (2) at least two additional independent outside directors by September 1, 2002 (raising the aggregate number of independent outside directors to no less than four by that time) and (3) at least one additional independent outside director by November 1, 2002 (raising the aggregate number of independent outside directors to no less than five by that time and thereafter); or

                  (xxiv) the Intercreditor Agreement shall cease to be in full force and effect; or

                  (xxv) the Company defaults in the payment of any principal or Make-Whole Amount, if any, payable with respect to any Note, including without limitation the Make-Whole Notes, when the same shall become due, either by the terms thereof or otherwise as herein provided (including, without limitation, paragraph 4A or paragraph 5O); or

                  (xxvi) the Company defaults in the payment of any interest on any Note payable with respect to any Note, including without limitation the Make-Whole Notes, or the Company or any Subsidiary defaults in the payment of any other amount payable hereunder or under any other Note Document, for more than 3 days after the date due; or

                  (xxvii) after the occurrence and during the continuation of an Event of Default, the Company makes any payments (whether principal, interest, premium, make-whole, or other amounts) of any Subordinated Debt;

and (e) adding the following sentence after the end of clause (c) to the final paragraph of 7A :

         Notwithstanding the foregoing, if such event is an Event of Default specified in clauses (xxv), (xxvi) and (xxvii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be and become, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and together with, to the full extent permitted by applicable law, the Make-Whole Amount, if any, with respect to such Notes, without presentment, demand, protest or notice of any kind all of which are hereby waived by the Company.

         1.21 Amendment to Paragraph 10A Defined Terms. Paragraph 10A Defined Terms is amended to (a) add the words "or losses" immediately before the first parenthetical in clause (a) of the proviso contained in the definition of "Consolidated Net Earnings" and (b) add ", notes payable to Members and other Subordinated Debt" to first parenthetical in the definition of "Funded Debt" immediately after the words "Capitalized Lease Obligations" and to delete the phrase "and excluding borrowings under any revolving credit facility (including, without limitation, any BA Credit Agreement" and to delete ", so long as no event has occurred the result of which would be to cause or permit such Indebtedness to become due prior to any stated maturity" at the end thereof.

         1.22 Amendment to Paragraph 10A Defined Terms. Paragraph 10A Defined Terms is amended to (1) delete the defined term "Year 2000 Problem", (2) to add the phrase ", notes payable to Members and other Subordinated Debt" to the first parenthetical in the definition of "Funded Debt" immediately after the words "Capitalized Lease Obligations"; and (3) to amend and restate the following defined terms or, if such definitions are not in the Original NPA, to add such defined terms, in the appropriate alphabetical order:

                  "ADJUSTED CASH FLOW" shall mean, with respect to any period, Consolidated Net Earnings for such period less (a) the sum of (i) to extent not already deducted in the calculation of Consolidated Net Earnings, gains from Asset Sales realized during such period, (ii) Capital Expenditures during such period, (iii) amortization of all Indebtedness (including amortization of Indebtedness from payments of Excess Cash Flow but excluding amortization of Indebtedness from the proceeds of Asset Sales) for such period, (iv) patronage dividends accrued in the current fiscal year to be paid in the following fiscal year, (v) any increase in restricted cash during such period and (vi) Restructuring Charges taken during such period; plus (b) the sum of (i) to the extent deducted in the calculation of Consolidated Net Earnings, losses from Asset Sales realized during such period, (ii) depreciation and amortization expense for such period, (iii) non-cash income tax expense for such period and (iv) any decrease in restricted cash during such period.

                  "ADJUSTED EBITDA" shall mean, for any period, EBITDA plus Restructuring Charges to the extent taken in such period.

                  "ADJUSTED WORKING CAPITAL" shall mean, at any date of determination, the result of (a) current assets of the Company and its Subsidiaries at such date, minus (b) without duplication, cash and restricted cash of the Company and its Subsidiaries at such date, minus
         (c) current liabilities of the Company and its Subsidiaries at such date plus (d) the sum of (i) the current portion of Subordinated Debt and other Debt at such date, (ii) accrued and unpaid patronage dividends at such date, (iii) the value of current assets purchased, transferred or assumed in connection with Asset Sales consummated during such period, minus (e) the value of current liabilities purchased, transferred or assumed in connection with Asset Sales consummated during such period.

                  "ADJUSTED WORKING CAPITAL CHANGE" shall mean, for any fiscal year, the result of (a) Adjusted Working Capital for such fiscal year minus (b) Adjusted Working Capital for the fiscal year immediately preceding such fiscal year.

                  "AMENDMENT EFFECTIVE DATE" shall mean April 11, 2002.

                  "APRIL 2002 MODIFICATION" shall mean that certain Amendment to the Amended and Restated Note Purchase Agreement, dated as of April 11, 2002, between the Company and the Purchasers who are signatories thereto.

                  "BUSINESS PLAN" shall mean the business plan of the Company dated March 1, 2002 which was delivered by the Company to the Purchasers.

                  "CANADIAN SUBSIDIARY" shall mean Cotter Canada Hardware and Variety Company, Inc.

                  "CAPITAL EXPENDITURES" shall mean, for any period, the sum without duplication of (a) the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all Capitalized Lease Obligations incurred during such period excluding, in each case, (i) expenditures made in connection with replacement, repair or restoration of fixed assets from insurance proceeds not to exceed $1,000,000 in the aggregate per loss and (ii) refinancings or renewals of the Capitalized Lease Obligations in effect on the Amendment Effective Date.

                  "DESIGNATED PERMITTED ASSET SALE" shall mean the sale or other disposition of the properties set forth on Schedule 6S.

                  "DISPOSITION" shall have the meaning ascribed to such term in paragraph 6A(3)(i).

                  "EBITDA" shall mean, for any period, Consolidated Net Earnings for such period plus, to the extent deducted in computing such Consolidated Net Earnings, interest expense (including rent expense with respect to Synthetic Leases), taxes, depreciation and amortization.

                  "EXCESS CASH FLOW" shall mean, for any period, 80% of the sum of (a) Adjusted Cash Flow for such period, plus (b) any negative Adjusted Working Capital Change for such period, minus (c) any positive Adjusted Working Capital Change for such period.

                  "FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of

                  (a) result, for the period of four consecutive fiscal quarters ending on such day, of the (i) Consolidated Net Earnings, plus (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense (including rent expense with respect to Synthetic Leases), taxes, depreciation and amortization, plus (iii) Restructuring Charges taken during such period, minus (iv) gains from Asset Sales realized during such period, to the extent included in determining Consolidated Net Earnings, plus (v) losses from Asset Sales realized during such period, to the extent deducted in determining Consolidated Net Earnings to

                  (b) the sum for such period of (i) scheduled payments of principal with respect to the Shelf Notes and the Notes, (ii) interest expense (including rent expense with respect to Synthetic Leases and excluding interest expense with respect to Make-Whole Obligations and new Make-Whole Obligations of principal arising in such period) and
         (iii) Capital Expenditures;

                  each as determined for the Company and its Subsidiaries on a consolidated basis. The amount in each of clauses (a) and (b) shall be calculated for the period ending (x) March 31, 2002 based upon such period and then multiplied by four, (y) June 30, 2002 based upon the period of two consecutive fiscal quarters ending on such date and then multiplied by two and (z) September 30, 2002 based upon the period of three consecutive fiscal quarters ending on such date and then multiplied by one and one-third.

                  "FOREIGN SUBSIDIARIES" shall mean each Subsidiary of the Company which is organized under the law of any jurisdiction, other than and which is conducting the majority of its business, outside of the United States or any state thereof.

                  "GROSS SALES" shall mean the consolidated gross sales for the Company and its Subsidiaries.

                  "HAGERSTOWN FACILITY" shall mean the distribution center located at 16500 Hunters Green Parkway, Hagerstown, Maryland.

                  "HAGERSTOWN NOTE" shall mean the "Synthetic Maximum Shortfall" as defined in the Intercreditor Agreement.

                  "HARDSHIP CASE PAYMENT" shall mean the payment to any stockholder that has notified the Company of his termination and requested an accelerated redemption payment of any portion of his stock and/or Subordinated Debt investment pursuant to a hardship case request authorized in the by-laws of the Company, in an aggregate amount for all stockholders not to exceed $2,000,000 in any fiscal year. Such redemption payments must be administered by a Responsible Officer and made according to the Company's hardship case guidelines.

                  "INACTIVE SUBSIDIARY" shall mean any Subsidiary which does not actively conduct business and which has less than $100,000 in assets.

                  "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, (iii) all indebtedness of others with respect to which such Person has become liable by way of any Guaranty and (iv) obligations of such Person with respect to Synthetic Leases.

                  "INDEPENDENT AUDITOR" shall have the meaning ascribed to such term in paragraph 5A.

                  "INSOLVENCY PROCEEDING" shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                  "INTERCREDITOR AGREEMENT" shall mean the First Amended and Restated Intercreditor Agreement dated as of April 11, 2002 among Bank of America, N.A. as agent under the BA Credit Agreements, the Collateral Agent, the Purchasers, The Prudential Insurance Company of America and various other parties substantially in the form of Exhibit G, as amended from time to time in accordance with its terms.

                  "INTEREST COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) the sum, for the period of four consecutive fiscal quarters ending on such day, of (i) Consolidated Net Earnings plus (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense, taxes, depreciation and amortization, plus (iii) Restructuring Charges less (iv) gains from Asset Sales, to the extent included in determining Consolidated Net Earnings plus (v) losses from Asset Sales, to the extent deducted in determining Consolidated Net Earnings to (b) interest expense for such period (including rent expense with respect to Synthetic Lease Obligations but excluding interest expense with respect to Make-Whole Obligations and new Make-Whole Obligations of principal arising in such period); each as determined for the Company and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, the amount in each of clauses (a) and (b) shall be calculated for the period ending (x) March 31, 2002 based upon such period and then multiplied by four, (y) June 30, 2002 based upon the period of two consecutive fiscal quarters ending on such date and then multiplied by two and (z) September 30, 2002 based upon the period of three consecutive fiscal quarters ending on such date and then multiplied by one and one-third.

                  "LUMBER NOTE" shall mean the $19,500,000 promissory note of Builder Marts of America, Inc. dated as of December 29, 2000 payable to the Company.

                  "MAKE-WHOLE NOTES" shall mean those notes issued to the Purchasers under Section 4 of the Intercreditor Agreement.

                  "MAKE-WHOLE OBLIGATIONS" shall have the meaning ascribed to such term under the Intercreditor Agreement.

                  "MEMBERS" shall mean any Person which is a member of the Company.

                  "NET DEBT PROCEEDS" shall mean, as to any issuance of Indebtedness for borrowed money (other than any such Indebtedness incurred to refinance existing Indebtedness, provided that the principal amount of such existing Indebtedness is not increased) by any Person, cash proceeds received by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

                  "NET DISPOSITION PROCEEDS" shall mean, as to any Asset Sale, proceeds in cash, checks or other cash equivalent financial instruments and proceeds from notes, each as and when received by such Person, net of: (a) the direct costs relating to such disposition, excluding amounts payable to such Person or any Affiliate of such Person, (b) an estimate of cash taxes paid or payable by such Person within nine months of the disposition as a direct result of such Asset Sale and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on purchase money liens on the asset which is the subject of such Asset Sale, and in the case of proceeds from the sale of the Hagerstown Facility, net of the amount required to satisfy the obligations with respect to its Synthetic Lease. Net Disposition Proceeds shall include any insurance proceeds received upon the loss of, damage to, or destruction of property, except to the extent such insurance proceeds are applied to replace, repair, restore or rebuild such property up to an aggregate in proceeds per loss of $1,000,000; provided, with the prior written consent of the Required Holders, the Company may reinvest proceeds in excess of $1,000,000 to replace, repair, restore or rebuild such property.

                  "PAINT BUSINESS" shall mean the manufacturing portion of the business classified as the "Paint Segment" in the Company's Form 10-K for the fiscal year ended December 31, 2000.

                  "RESPONSIBLE OFFICER" means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of the Company, the general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

                  "RESTRUCTURING CHARGES" shall mean any charges recorded under "Emerging Issues Task Force 94-3: Liability Recognition for Certain Employee Benefits and Other Costs to Exit an Activity (including certain costs incurred in a Restructuring)" issued by the American Institute of Certified Public Accounts; provided that any such charges in excess of $2,000,000 in the aggregate after the date hereof may not be taken by the Company or its Subsidiaries for purposes of covenant calculations and related definitions without the prior written consent of the Required Holders. Such charges include, but are not limited to, costs related to employee benefits, such as severance and termination benefits, costs associated with the elimination and reduction of product lines, costs to consolidate or relocate facilities, costs for new systems development or acquisition, costs to retrain employees to use newly-deployed systems, costs incurred to reduce excess inventory (defined to be inventory on hand in excess of 180 days' worth of supply), costs incurred to dispose of any remaining inventory on hand at the time of closure of a facility, and losses and asset impairments and disposals of assets.

                  "SHELF NOTES" shall mean the Shelf Notes issued pursuant to the Prudential Agreement.

                  "SHORT TERM DEBT" shall mean, as of any date of determination with respect to any Person, (i) all Indebtedness of such Person of a borrowed money other than Funded Debt of such Person and (ii) Guarantees by such Person of Short Term Debt of Persons other than Members.

                  "SPECIFIED FACILITIES" shall have the meaning specified in paragraph 6A(1)(xiv).

                  "SUPPLEMENTAL FUNDING FEE RATE" shall mean 0.765% per quarter.

                  "SYNTHETIC LEASE" shall mean (a) a so-called synthetic, off-balance sheet or tax retention, lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TERMINATION DATE" shall mean the date on which all of the obligations due hereunder have been paid in full and this Agreement has been terminated.

                  "TIP NOTES" shall mean the registered subordinated debt securities, as amended from time to time, issued under the Company's investment program and designated "Variable Denomination Redeemable Subordinated Fixed Rate Term Notes."

                  "UNMATURED EVENT OF DEFAULT" shall mean any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         1.23 Amendment to Paragraph 12A. Paragraph 12A Place of Payment is amended by adding the phrase "and subject to the provisions of the Intercreditor Agreement" after the reference to "paragraph 12B" in the first sentence.

         1.24 Addition of Paragraph 13D and Paragraph 13E. Paragraph 13 is amended by adding the following paragraph 13D and paragraph 13E after paragraph 13C:

                  13D. NOTE PAYMENTS. Notwithstanding any agreement to the contrary herein or in the Notes, the Company hereby agrees that, to the extent any obligation (or part thereof) hereunder or under the Notes which was originally intended to be satisfied in whole or in part is rescinded or must otherwise be restored whether as a result of any proceedings in bankruptcy or reorganization or otherwise, such obligation (or part thereof), and all Liens, rights and remedies therefor and in respect thereof, shall be deemed revived and continued in full force and effect as if such original payment had not been made. The Company agrees that the books and records of each Purchaser showing the outstanding amount of the Notes and including amounts of principal, interest and other obligations of the Company to such Purchaser shall constitute rebuttably presumptive proof thereof, irrespective of whether any principal or other obligation is or should be evidenced by a promissory note or other instrument.

         This provision shall supersede any action taken by a Purchaser in reliance upon any payments received or proceeds applied and all such actions taken are deemed hereby to be conditioned upon such payments or applications of proceeds being final and irrevocable and not subject to this paragraph 13D. The Company hereby indemnifies each Purchaser for all reasonable costs and expenses incurred by such Purchaser in connection with any rescission or restoration, including any costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.


              13E. SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached hereto are an integral part of this Agreement.

         1.25 Addition of Paragraph 20M. Paragraph 20 is amended by adding the following paragraph 20M after paragraph 20L:

         20M. NON-CONSENTING HOLDER. (a) Notwithstanding anything to the contrary contained elsewhere herein, one Purchaser, Jeffrey D. Benjamin, has not consented to the April 2002 Modification, and therefore, (i) solely for the purposes of amounts to be paid to Jeffrey Benjamin or his successors, assigns and transferees, the amount of any prepayment or payment of principal of, or the rate of payment or method of computation of interest or of the Make-Whole Amount (as such term is used in paragraph 4) on, the Notes that he receives under the

         NPAs shall not in any event be less than that which he was entitled to receive under his Original NPA and (ii) solely for the purposes of timing of the amounts to be paid to Jeffrey Benjamin or his successors, assigns and transferees, the time of any prepayment or payment of principal of, or time of payment or method of computation of interest or of the Make-Whole Amount (as such term is used in paragraph 4) on, the Notes that he receives under the NPAs shall not in any event be different than that which he was entitled to receive under his Original NPA. (b) Notwithstanding the foregoing, the April 2002 Modification shall be fully enforceable as between the Purchasers signatories hereto, their successors, assigns and transferees. Each of the Purchasers executing the April 2002 Modification hereby releases each of the other Purchasers executing the April 2002 Modification from any and all claims arising from any purported invalidity of the April 2002 Modification due to the lack of Jeffrey Benjamin's consent and signature hereto.

         1.26 Amendment to Schedules. Schedule 1--Purchasers and Schedule 6B--Investments are deleted in their entirety and replaced with Schedule 1--Purchasers and Schedule 6B--Investments, attached to this April 2002 Modification and any new schedules attached hereto shall be an integral part of the NPAs.

         SECTION 2. Pricing. Effective as of February 28, 2002, any principal, Make-Whole Amount, premium and interest which was accruing interest at the Overdue Rate under paragraph 1A of the Original NPAs shall cease to bear interest at the Overdue Rate and shall bear interest at the Applicable Interest Rate as if no Event of Default had occurred or was continuing, provided, however, that upon any subsequent Event of Default the interest rate on the Notes shall be determined by application of the appropriate clause in the definition of the Applicable Interest Rate and paragraph 1A of the NPAs and the terms of the Notes.

         SECTION 3. Representations and Warranties. The Company represents, covenants and warrants to each of the Purchasers that, after giving effect hereto as though all conditions of effectiveness have been met, (a) each representation and warranty set forth below is true and correct as of the date of execution and delivery of this Amendment by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) except for the Events of Default arising from non-compliance with financial covenants contained in paragraph 6 under the Original NPA being waived in Section 8 below and the defaults disclosed in that certain letter from the Company to the Purchasers dated April 11, 2002 (the "DEFAULT LETTER"), no Event of Default or Default exists:

         3A. ORGANIZATION; QUALIFICATIONS; CORPORATE POWER. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is formed and the Company and each of its Subsidiaries is duly qualified as a foreign corporation or entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions in which the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has and each Subsidiary has the power to own their respective properties and to carry on their respective businesses as now being conducted. No Subsidiary has outstanding any shares of stock of a class which has priority over any other class as to dividends or in liquidation (except as otherwise disclosed on Schedule 3A). Each of the Company and each Subsidiary has the power and authority to execute and deliver this Agreement, the Other Agreements, the Guaranty, the Collateral Documents, the Notes and all other Note Documents to which it is a party and to perform the provisions hereof and thereof.

         3B. AUTHORIZATION, ETC. This Agreement, the Other Agreements, the Guaranty, the Collateral Documents, the Notes and all other Note Documents have been duly authorized by all necessary action on the part of the Company and each Subsidiary party thereto and this Agreement, the Other Agreements, the Guaranty, the Collateral Documents and all other Note Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company and each Subsidiary party thereto enforceable against the Company and each such Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3C. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.
(a) Schedule 3C contains complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

         (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 3C as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3C).

         (c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 3C and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

         (d) Except as otherwise provided in paragraph 5K of the NPAs (after giving effect to the April 2002 Modification), the Subsidiaries that are parties to the Guaranty and the Security Agreement constitute all of the Subsidiaries of the Company. Except as otherwise provided in paragraph 5K of the NPAs (after giving effect to the April 2002 Modification), the Company has pledged, pursuant to the Pledge Agreement, all of the capital stock of each Subsidiary.

         3D. FINANCIAL STATEMENTS. (a) The Company has furnished you and each Other Purchaser of any Note with the following financial statements, identified by a Senior Financial Officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at fiscal year end in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of operations and cash flows and a consolidated statement of capital stock and retained earnings of the Company and its Subsidiaries for each such year, all reported on by Ernst & Young (or any independent public accounting firm of recognized national standing) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of operations and cash flows and a consolidated statement of capital stock and retained earnings for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject as to interim statements to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of operations, capital stock and retained earnings and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated.

                  (b) There has been no material adverse change in the business, operations, condition (financial or otherwise), assets, properties or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished other than as has been previously disclosed by the Company to the Purchasers for any changes through the Amendment Effective Date. The Business Plan relating to the Company and its Subsidiaries for the period January 1, 2002-June 30, 2004, a copy of which was delivered previously to the Purchasers, discloses all material assumptions used in formulating such projections. The Company is not aware of any facts that (individually or in the aggregate) would result in any material change in the Business Plan. It was prepared on the basis of the assumptions stated therein (all of which were made by the Company in good faith), and reflect the reasonable estimates of the Company of the financial condition, results of operations and other information projected therein.

         3E. ACTIONS PENDING. Except as described in reasonable detail on
Schedule 3E, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could be reasonably expected to have a Material Adverse Effect.

         3F. OUTSTANDING DEBT. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6A(2) of the NPAs (after giving effect to the April 2002 Modification). There exists no default under the provisions of any instrument (as defined in the UCC) or agreement evidencing Debt of the Company or any of its Subsidiaries in an amount greater than $250,000 or of any agreement relating thereto (it being understood that the representation and warranty in this sentence is made after giving effect to the April 2002 Modification and the amendments prior thereto).

         3G. TITLE TO PROPERTIES. The Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 3D (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6A(1) of the NPAs. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect. The security interests granted under the Security Agreement by the Company and its Subsidiaries (the "Security Interests") are granted as security only and shall not subject the Collateral Agent or any holder of the Notes to, or transfer or in any way affect or modify, any obligation or liability of the Company or any other Debtor (as defined in the Security Agreement) with respect to any of the Collateral (as defined in the Security Agreement) or any transaction in connection therewith. The Security Interests constitute valid security interests under the Uniform Commercial Code as in effect from time to time in the State of Illinois ("UCC") securing the Liabilities (as defined in the Security Agreement). The Security Interests constitute perfected security interests in the Collateral (as defined in the Security Agreement) (except inventory in transit) to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other liens, claims and rights of others therein except for Permitted Liens (as defined in the Security Agreement).

         3H. TAXES. The Company has and each of its Subsidiaries has filed all federal, state and other tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such unfiled returns and unpaid taxes (i) as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) the non-filing or non-payment of which (a) could not be reasonably expected to have a Material Adverse Effect and (b) does not result in the creation of any Lien other than Liens permitted by paragraph 6A(l)(i) of the NPAs.

         3I. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the execution nor delivery of this Agreement, the Other Agreements, the Guaranty, the Collateral Documents, the Notes or any of the other Note Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and thereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than the Liens created by the Collateral Documents) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 3I attached hereto (as such Schedule 3I may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by the Required Holders).

         3J. ERISA. No contribution required to have been made to any Plan by the Company or any Subsidiary under the provisions of the Plan or ERISA remains unpaid and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which has caused or could cause a Material Adverse Effect. None of the Company, any Subsidiary or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which has caused or could cause a Material Adverse Effect.

         3K. GOVERNMENTAL CONSENT. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Effective Date for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

         3L. ENVIRONMENTAL COMPLIANCE. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental Laws, except, in any such case, where failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

         3M. SECTION 144A. The Notes are not of the same class as securities, if any, of the Company listed on a national securities exchange registered under
Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

         3N. STATUS UNDER CERTAIN STATUTES. Neither the Company nor any Subsidiary is subject to regulation under the investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

         3O. PRIORITY OF NOTES; BENEFITED OBLIGATIONS. The Notes constitute "Superior Indebtedness" as such term is defined in the Company's Promissory (subordinated) Notes, the form of which is attached hereto as Exhibit A and the Subordinated Debt is subordinated to the Indebtedness owing from time to time by the Company to the holders of the Notes in connection with this Agreement.
Schedule 3O lists, as of the date hereof, the principal or face amount of each of the Benefited Obligations held by a Benefited Party and the amount thereof constituting First Tier Benefited Obligations.

         3P. LICENSES, PERMITS, ETC.

Except as disclosed in Schedule 3P,

                  (i) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others; .

                  (ii) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                  (iii) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

         SECTION 4. Effectiveness. The amendments described in Section 1 above and the waiver in Section 7 below shall become effective as of the date upon which each Purchaser has received the following (the "AMENDMENT EFFECTIVE DATE"):

                  (a) Amendment. A copy of this Amendment duly executed by each party hereto;

                  (b) Resolutions; Incumbency; Certificate of Incorporation; Bylaws.

                      (i) Copies of the resolutions of the board of directors of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the date hereof by the Secretary or an Assistant Secretary of the Company;

                      (ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement and the Intercreditor Agreement to be delivered by it hereunder; and

                      (iii) copies of the certificate of incorporation and by-laws (or other organizational documents) of the Company, certified by the Secretary or an Assistant Secretary of the Company.

                  (c) Good Standing. A copy of a good standing certificate as of a recent date for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation.

                  (d) Legal Opinion. An opinion of counsel to the Company in form and substance reasonably acceptable to the Purchasers.

                  (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and reasonable expenses to the extent then due and payable on Amendment Effective Date, together with Attorney Costs of the Purchasers to the extent invoiced prior to or on the Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Purchasers' reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Purchasers), including any such costs, fees and reasonable expenses arising under or referenced in paragraphs 1C and 1D in the NPAs and Section 5 hereto.

                  (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Amendment Effective Date, stating that:

                      (i) the representations and warranties are true and correct as provided in Section 3 above;

                      (ii) no Event of Default or Unmatured Event of Default exists or would result from the execution and delivery of this Amendment; and

                      (iii) since December 31, 2000, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect, except as set forth on Schedule 4.1(f).

                  (g) Consent. The Consent, signed by each Guarantor.

                  (h) Intercreditor Agreement. The Intercreditor Agreement in the form attached hereto as Exhibit G, signed by the parties thereto and consented to by the Company and the Guarantors.

                  (i) Amendment of Certain Agreements. Evidence, satisfactory to the Purchasers, that each of the "Operative Documents" as defined in the Synthetic Lease Guaranty (as defined in the Intercreditor Agreement), the BA Credit Agreements and each Prudential Agreement has been amended to conform in all material respects with the representations, warranties, covenants and defaults contained in this Agreement.

                  (j) Service Agreement. A copy of that certain Three Party Blocked Account Service Agreement dated as of December 10, 2001, duly executed by TruServ, the Collateral Agent and Fleet National Bank.

                  (k) Other Documents. Such other approvals, opinions, documents or materials as the Purchasers may reasonably request.

         4.2 Other Conditions to Effectiveness. All proceeds by the Collateral Agent shall have been applied as set forth under the Intercreditor Agreement.

         SECTION 5. Amendment Fees. In consideration of the Purchasers entering into this Amendment, the Company agrees to pay, on or before the Amendment Effective Date, ratably to each Purchaser, an aggregate fee of $1,312,500.

         SECTION 6. Reference to and Effect on Original NPA. Upon the effectiveness of this Amendment as set forth in Section 4 above, each reference to the Original NPAs in any other document, instrument or agreement shall mean and be a reference to such agreement as modified by this Amendment. Except as specifically set forth in and in conformity with Section 1 above, each Original NPA shall remain in full force and effect and each is hereby ratified and confirmed in all respects.

         SECTION 7. Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold each of the Purchasers and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the obligations hereunder) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Amendment or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Indemnified Person, including any Purchaser failing to consent to this Amendment, under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Amendment or the Notes the Intercreditor Agreement, the BA Credit Agreements, the Shelf Notes, the Prudential Agreement, or the "Operative Documents" (as defined in the Intercreditor Agreement) or the use of the proceeds thereof, whether or not any Indemnified Person is a party hereto or thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely and directly from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations hereunder and the termination of this Amendment.

         SECTION 8. Waiver. Effective on the Amendment Effective Date, the Purchasers waive any Default or Event of Default arising from non-compliance with the financial covenants contained in paragraph 6 of the Original NPA and the defaults specifically disclosed in the Default Letter. Except as specifically set forth in the preceding sentence, nothing contained herein shall be construed as a waiver of or consent to any other violation of the Original NPA or any other Default or Event of Default under the Original NPA.

         SECTION 9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law in such State that would require the application of the laws of a jurisdiction other than such State.

         SECTION 10. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND EACH HOLDER OF NOTES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE ORIGINAL NPA, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

         SECTION 11. Counterparts; Section Titles. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.


                         [SIGNATURES ON FOLLOWING PAGE]

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   TRUSERV CORPORATION



                                   By:   /s/ BARBARA WAGNER
                                         Name:  Barbara Wagner
                                         Title: Vice President and Treasurer




The foregoing Amendment is
hereby accepted as of the
date first above written.


ALLSTATE INSURANCE COMPANY


By:  /s/ ROBERT BODETT
     Name:  Robert Bodett
     Title: Senior Portfolio Manager



By:  /s/ RONALD MENDEL
     Name:  Ronald Mendel
     Title: Managing Director

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer




The foregoing Amendment is
hereby accepted as of the
date first above written.



ALLSTATE LIFE INSURANCE COMPANY


By:  /s/ ROBERT BODETT
     Name:  Robert Bodett
     Title: Senior Portfolio Manager



By:  /s/ RONALD MENDEL
     Name:  Ronald Mendel
     Title: Managing Director

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer



The foregoing Amendment is
hereby accepted as of the
date first above written.



KEYPORT LIFE INSURANCE COMPANY
BY STEIN ROE & FARNHAM INCORPORATED AS AGENT



By:   /s/ RICHARD A. HEGWOOD
      Name:  Richard A. Hegwood
      Title: Senior Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                Very truly yours,

                                TRUSERV CORPORATION



                                By:   /s/ BARBARA WAGNER
                                      Name:  Barbara Wagner
                                      Title: Vice President and Treasurer



The foregoing Amendment is
hereby accepted as of the
date first above written.



AID ASSOCIATION FOR LUTHERANS



By:   /s/ R. JERRY SCHEEL
      Name:  R. Jerry Scheel
      Title: Second Vice President-Securities


By:   /s/ GREG ANDERSON
      Name:  Greg Anderson
      Title: Portfolio Manager

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION


                                 By:  /s/ BARBARA WAGNER
                                      Name:  Barbara Wagner
                                      Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.


NATIONWIDE LIFE INSURANCE COMPANY



By:  /s/ MARK W. POEPPELMAN
     Name:  Mark W. Poeppelman
     Title: Associate Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer



The foregoing Amendment is
hereby accepted as of the
date first above written.


FEDERATED LIFE INSURANCE COMPANY



By:   /s/ MARK A. HOOD
      Name:  Mark A. Hood
      Title: Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                Very truly yours,

                                TRUSERV CORPORATION



                                By:  /s/ BARBARA WAGNER
                                     Name:  Barbara Wagner
                                     Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.



FEDERATED MUTUAL INSURANCE COMPANY



By:   /s/ MARK A. HOOD
      Name:  Mark A. Hood
      Title: Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                Very truly yours,

                                TRUSERV CORPORATION



                                By:  /s/ BARBARA WAGNER
                                     Name:  Barbara Wagner
                                     Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.


MODERN WOODMEN OF AMERICA



By:      /s/ GREG E. STOEFEN
         Name:  Greg E. Stoefen
         Title: Director, Treasurer and Investment Manager

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                    Very truly yours,

                                    TRUSERV CORPORATION



                                    By:   /s/ BARBARA WAGNER
                                          Name:  Barbara Wagner
                                          Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.



AMERITAS LIFE INSURANCE CORP.
BY AMERITAS INVESTMENT ADVISORS, INC. AS AGENT



By:   /s/ ANDREW S. WHITE
      Name:  Andrew S. White
      Title: Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                Very truly yours,

                                TRUSERV CORPORATION



                                By:  /s/ BARBARA WAGNER
                                     Name:  Barbara Wagner
                                     Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.


NATIONAL GUARDIAN LIFE INSURANCE COMPANY



By:    R.A. MUCCI
       Name:  R.A. Mucci
       Title: Vice President and Treasurer

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.



FOOTHILL PARTNERS IV, L.P.



By:    R. MICHAEL BOHANNON
       Name:  R. Michael Bohannon
       Title: Managing Member

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                Very truly yours,

                                TRUSERV CORPORATION



                                By:   /s/ BARBARA WAGNER
                                      Name:  Barbara Wagner
                                      Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.


EVEREST CAPITAL SENIOR DEBT FUND



By:   PETER JINKS
      Name:  Peter Jinks
      Title: Chief Financial Officer



By:   ERIC GRAHAM
      Name:  Eric Graham
      Title: Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer



The foregoing Amendment is
hereby accepted as of the
date first above written.


ABRAMS CAPITAL, LLC



By:   /s/ DAVID ABRAMS
      Name:  David Abrams
      Title: Managing Member

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:   /s/ BARBARA WAGNER
                                       Name:  Barbara Wagner
                                       Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.



U. S. BANCORP LIBRA, A TRADE NAME OF
U. S. BANCORP INVESTMENTS, INC.



By:   /s/ ROBERT A. KRUEGER
      Name:  Robert A. Krueger
      Title: Vice President

                                    * * * * *

If you are in agreement with the foregoing, please sign this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 TRUSERV CORPORATION



                                 By:  /s/ BARBARA WAGNER
                                      Name:  Barbara Wagner
                                      Title: Vice President and Treasurer


The foregoing Amendment is
hereby accepted as of the
date first above written.



RAVICH REVOCABLE TRUST OF 1989



By:   /s/ JESS RAVICH
      Name:  Jess Ravich
      Title: Trustee

                                    EXHIBIT G
                             INTERCREDITOR AGREEMENT
         Please see attached.

                                    EXHIBIT A

                                       TO
                                 NOTE AMENDMENT

                     FORM OF PROMISSORY (SUBORDINATED) NOTES



         Please see attached.